EFFECTIVE DATE: JANUARY 1, 2011



                                 CODE OF ETHICS

                      DFA INVESTMENT DIMENSIONS GROUP INC.
                        THE DFA INVESTMENT TRUST COMPANY
                    DIMENSIONAL EMERGING MARKETS VALUE FUND*
                       DIMENSIONAL INVESTMENT GROUP INC.
                         DIMENSIONAL FUND ADVISORS LP*
                              DFA SECURITIES LLC*
                         DIMENSIONAL FUND ADVISORS LTD.
                             DFA AUSTRALIA LIMITED
                     DIMENSIONAL FUND ADVISORS CANADA ULC*


CORE PRINCIPLES & STANDARDS OF CONDUCT

All of us at DIMENSIONAL are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we should adhere to the spirit as well as the letter of the law. Dimensional's Code of Ethics (the "Code") is designed to help ensure that our actions are consistent with these high standards.

The Code has been adopted by Dimensional pursuant to SEC RULES with the objectives of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents which Dimensional files with the SEC, FSA, ASIC and other regulatory agencies and in other public communications made by Dimensional;

         o compliance with applicable governmental laws, rules, and regulations;

         o the prompt internal reporting of violations of this Code to the Chief Compliance Officer ("CCO"); and[] accountability for adherence to this Code.

In addition, the Code contains a number of rules and procedures relating to personal trading by Dimensional officers, directors, employees and their families. Certain provisions of the Code apply to personal trading by officers and employees who have been designated as ACCESS PERSONS.

Whether or not a specific provision of the Code addresses a particular situation, employees must conduct themselves in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

Dimensional is committed to fostering a culture of compliance and therefore requires employees to contact the CCO, DESIGNATED OFFICER and/or any other member of the ETHICS COMMITTEE about any actual or suspected compliance matters. The CCO will receive reports on all violations of the Code of Ethics reported to a Designated Officer and/or member of the Ethics Committee. Employees have the option of reporting

* Prior to November 3, 2006, Dimensional Fund Advisors LP was named Dimensional Fund Advisors Inc., prior to February 9, 2009, Dimensional Fund Advisors Canada ULC was named Dimensional Fund Advisors Canada Inc., prior to April 3, 2009, DFA Securities LLC was named DFA Securities Inc, and prior to October 30, 2009 Dimensional Emerging Markets Value Fund was named Dimensional Emerging Markets Value Fund Inc.

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compliance matters on a confidential basis to the CCO by utilizing the
Confidential Compliance Reporting email address, COMPLIANCE@DIMENSIONAL.COM. Retaliation against any employee for reporting compliance related issues is cause for appropriate corrective action up to and including dismissal of the retaliating employee.

If you have questions about any aspect of the Code, or if you have questions regarding application of the Code to a particular situation, contact a member of your local Compliance Group.

PROHIBITED TRANSACTIONS AND OTHER RESTRICTIONS ON PERSONAL TRADING

BLACKOUT PERIODS

A pre-clearance request will be denied if there has been a transaction by a client of Dimensional within the past seven (7) calendar days. The Compliance Group will monitor trading activity for seven (7) calendar days following the pre-clearance approval date for conflicts of interests. The Blackout Period does not apply to any transaction involving a COVERED SECURITY if the transaction is in an amount less than $10,000 (USD). Please note that transactions in an amount less than $10,000 must be pre-cleared and reported.

SHORT TERM TRADING

Access Persons are prohibited from profiting from any "transaction" in the same or equivalent Covered Security within sixty (60) calendar days of a purchase or sale. For purposes of this restriction, a last-in, first-out ("LIFO") methodology will be applied.

PROHIBITION ON INITIAL PUBLIC OFFERINGS ("IPOS") AND SHORT SALES Employees may not participate in IPOs or effect short sales.

PROHIBITED BROKERAGE RELATIONSHIPS Employees are prohibited from executing personal investment transactions with individuals with whom business is being conducted on behalf of certain institutional clients. As needed, the Compliance Group may request the name of the registered representative (agent/contact) for the account(s), before pre-clearing transactions.

PRIVATE PLACEMENTS

An Access Person (other than DISINTERESTED TRUSTEES and directors of the ADVISORS who are not officers or employees of the US Mutual Funds or any Advisor) may not purchase securities in a private placement transaction ("Private Placements") unless approval of the CCO has been obtained. This approval will be based upon a determination that the investment opportunity need not be reserved for clients, that the Access Person is not being offered the investment opportunity due to his or her employment with Dimensional, and other relevant factors on a case-by-case basis.

Because there is often no broker-dealer involved in a private placement, the employee must provide other evidence of the purchase or sale that is satisfactory to the Compliance Group. The documentation must explain the circumstances surrounding the transaction, including the manner in which it was executed, the title of each security involved, the quantity of each security purchased or sold, the date of the transaction and the price at which the transaction was executed.

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EXCESSIVE TRADING OF DIMENSIONAL MANAGED FUNDS

An employee may not engage in excessive trading of any DIMENSIONAL MANAGED FUND to take advantage of short-term market movements. Excessive trading activity, such as a frequent pattern of exchanges, could result in harm to shareholders or clients.

INSIDER TRADING

All Access Persons should pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs. Employees are expected to familiarize themselves with the Insider Trading Policy adopted by Dimensional.

EXCEPTIONS TO CODE RESTRICTIONS

In cases of hardship, the CCO may grant exemptions from the personal trading restrictions in this Code. The decision will be based on a determination that a hardship exists and the transaction for which an exemption is requested would not result in a conflict with our clients' interests or violate any other policy embodied in this Code. Any waiver or exemption will be evidenced in writing and all such exemptions will be reported to the Ethics Committee.

SERVING ON BOARDS OF PUBLIC COMPANIES

If an employee wishes to accept any director (or equivalent) position with a non-Dimensional public company, then the employee is required to receive prior approval from the Boards of Directors of the Dimensional entities for which the employee serves as an employee and/or officer. For example, if an individual is an employee of Dimensional Fund Advisors LP and an officer of the US Mutual Funds, and the employee wishes to serve as a director of a non-Dimensional for-profit entity, the employee would need the prior approval both of the Board of Directors of Dimensional Fund Advisors LP and the US Mutual Funds BEFORE the employee could accept such a position. Disinterested Trustees shall not be required to obtain prior approval to serve on the board of directors of a public company. Any employee's (or director's) participation on the board of directors of a public company must be reported to the CCO.

POLICIES ON PERSONAL SECURITIES TRANSACTIONS

PRE-CLEARANCE POLICY AND PROCEDURES

All Access Persons (other than Disinterested Trustees and directors of the Advisors who are not officers or employees of the US Mutual Funds or any Employer) must pre-clear their personal securities transactions in Covered Securities prior to execution, except as specifically exempted in subsequent sections of the Code. Clearance for personal securities transactions for publicly traded securities will be in effect until the next day's close of business from the time of approval. Please note that the policies and procedures contained in the Code also apply to transactions by a spouse, domestic partner, child or any other family member living in the same household as the Access Person.

Transactions in the following Covered Securities in which Access Persons have Beneficial Ownership are covered transactions and therefore must be pre-cleared and reported:


o  Stocks                                  o  Voluntary Corporate Actions
o  Private Placements                      o  Warrant and Rights
o  Exchange Traded Funds                   o  Closed-End Funds




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o Preferred Stocks                         o ADRs and GDRs
o Convertible Securities                   o Shares issued by unit investment
o Derivatives (including                     trusts
   options, futures, forwards, etc.)       o Limited partnerships and limited
o Fixed Income Securities                    liability company interests


All personal securities transaction reports and requests for pre-clearance must be processed through the Compliance 11 web-based system located at HTTPS://ONDEMAND.COMPLIANCE11.COM. Your local Compliance Department will evaluate each pre-clearance transaction request and notification will be provided to employees through the Compliance 11 System, within a timely manner. Reporting, but not pre-clearance, is required for transactions in the following:

o        Dimensional Managed Funds; and

o Automatic investment plans (including dividend reinvestment plans) in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.


Designated Officers (other than the CCO) are required to receive prior written approval of their personal transactions from Dimensional's CCO. Dimensional's CCO is required to receive prior approval of his personal transactions from one of Dimensional's co-Chief Executive Officers.

REPORTING AND CERTIFICATION REQUIREMENTS

All records and reports created or maintained pursuant to the Code are intended solely for internal use and are confidential unless required to be disclosed to a regulatory or governmental agency.

INITIAL HOLDINGS REPORT

Within ten (10) calendar days of the start of employment, each ACCESS PERSON must list all COVERED ACCOUNTS and COVERED SECURITIES held at the time of hiring. Statement(s) must be current as of a date not more than 45 days prior to the Access Person's employment start date.

Private Placements and other holdings not commonly held in a brokerage account must be reported.

Within ten (10) calendar days of the start of employment, each Access Person must request that all broker-dealers or banks with which he or she has accounts send duplicate confirmations and statements of their transactions in Covered Securities to the Access Person's local Compliance Group. If the Access Person requests, the Compliance Group will send a standard letter to the broker-dealer or bank in question, making a request on the employee's behalf.

It remains the employee's responsibility, however, to ensure that the duplicate statements and confirmations are provided.

Access Persons who fail to submit the report within ten (10) calendar days of their employment start date will be prohibited from engaging in any personal securities transactions until such report is submitted and may be subject to other sanctions.

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NEW ACCOUNTS

All Access Persons must promptly report any new mutual fund and/or brokerage accounts for him/herself, their spouse or any immediate family member who shares the same household. Unless the account has been reported, the Access Person is prohibited from engaging in personal securities transactions in the account.

QUARTERLY PERSONAL INVESTMENT REPORT

Within thirty (30) days of the end of each calendar quarter, each Access Person must submit a quarterly personal investment report indicating all securities transactions made during the previous quarter that occurred outside of Covered Accounts.

ANNUAL HOLDINGS REPORT

Within forty-five (45) days of the end of each calendar year, each Access Person must affirm the list of his or her COVERED ACCOUNTS, COVERED SECURITIES and Private Placement(s) as of the end of the calendar year.

If under local market practice, broker-dealers or banks are not willing to deliver duplicate confirmations and/or quarterly statements to the Firm, it is the Access Person's responsibility to promptly provide duplicate confirmation(s) for each trade and quarterly statement(s).

CERTIFICATION REQUIREMENTS

Supervised Persons are required to complete a Code of Ethics Acknowledgement Form, both initially upon commencement of their employment with Dimensional, and annually thereafter, to acknowledge and certify that they have received, reviewed, understand and shall comply with the Code. In addition, all material amendments to, or any new interpretations of the Code, shall be conveyed to Supervised Persons and require their acknowledgement of receipt and understanding of the amendments/ interpretations.

SANCTIONS

Depending on the severity of the infraction, employees may be subject to certain sanctions for violating the Code of Ethics and related personal trading controls (e.g., failing to pre-clear transactions, reporting accounts, and submitting statements and/or initial, quarterly and annual certification forms). Sanctions may include but are not limited to, verbal or written warnings, letters of reprimand, suspension of personal trading activity, disgorgement and forfeiture of profits, and/or suspension or termination of employment. Repeated immaterial violations will be communicated to the individual's supervisor, Department Head and the CCO for corrective action. Material violations will be escalated to the Dimensional Ethics Committee and subsequently reported to the Dimensional mutual fund board and other sub-advised boards as required.

COMMUNICATIONS WITH DISINTERESTED TRUSTEES AND OUTSIDE DIRECTORS

As a regular business practice, the US Mutual Funds and the Advisors attempt to keep directors/trustees informed with respect to the US Mutual Funds' and Dimensional's investment activities through reports and other information provided to the directors/trustees in connection with board meetings and other events. However, it is the policy of the US Mutual Funds not to routinely communicate specific trading information and/or advice on specific issues to Disinterested Trustees and Outside Directors unless the proposed

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transaction presents issues on which input from the Disinterested Trustees or
Outside Directors is appropriate (i.e., no information is given regarding securities for which current activity is being considered for clients).

Disinterested Trustees are not subject to the following reporting requirements except to the extent the Disinterested Trustee knew or, or in the ordinary course of fulfilling his or her duties as a director, should have known that during the 15 days immediately before or after the Disinterested Trustee's transaction in a Covered Security, a US Mutual Fund purchased or sold the Covered Security, or an Advisor considered purchasing or selling the Covered Security for a US Mutual Fund.

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                               GLOSSARY OF TERMS

"1940 ACT" means the Investment Company Act of 1940.

An "ACCESS PERSON" means:

         1. any director/trustee, officer or general partner of a US Mutual Fund or Advisor;

         2. any officer or director of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities for any registered investment company for which the Distributor acts as the principal underwriter;

         3. employees of the Advisors, Distributor, or US Mutual Funds who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of a Covered Security by the US Mutual Funds, or other advisory clients for which the Advisors provide investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

         4. any natural persons in a control relationship with one or more of the US Mutual Funds or Advisors who obtain information concerning recommendations made to such US Mutual Funds or other advisory clients with regard to the purchase or sale of a Covered Security, or whose functions or duties, as part of the ordinary course of their business, relate to the making of any recommendation to the US Mutual Funds or advisory clients regarding the purchase or sale of COVERED SECURITIES; and

         5. any Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, or regarding the portfolio holdings of any US Mutual Fund.


"ADVISORS" shall mean Dimensional Fund Advisors LP, DFA Australia Limited, Dimensional Fund Advisors Ltd. and Dimensional Fund Advisors Canada ULC

"ADVISERS ACT" means the Investment Advisers Act of 1940.

Having "BENEFICIAL OWNERSHIP" means the Employee has or shares a direct or indirect pecuniary interest in the securities held in the account. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

"CONTROL" has the same meaning as in Section 2(a)(9) of the 1940 Act.

"COVERED ACCOUNT" includes any new broker, dealer or bank with which the Access Person maintains an account in which any securities are held or could have the ability to hold securities for the direct or indirect benefit of such Access Person and the date the account was established.

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A "COVERED SECURITY" means all securities, EXCEPT:

         1.       direct obligations of the Government of the United States(1);

         2. bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (including repurchase agreements);

         3.       shares of money market funds;

         4.       shares of registered open-end investment companies (2);

         5. shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies, none of which are the US Mutual Funds; and

         6.       privately-issued shares of the Advisors.


A "DESIGNATED OFFICER" means the Chief Compliance Officer or any employee of Dimensional Fund Advisors LP, DFA Australia Limited, or Dimensional Fund Advisors Ltd designated by the Chief Compliance Officer.

A "DISINTERESTED TRUSTEE" means a director/trustee of the US Mutual Funds who is not considered to be an "interested person" of the US Mutual Funds within the meaning of Section 2(a)(19)(A) of the 1940 Act.

"DIMENSIONAL" means (i) DFA Investment Dimensions Group Inc., The DFA Investment Trust Company, Dimensional Emerging Markets Value Fund and Dimensional Investment Group Inc. (collectively, the "US MUTUAL FUNDS"); (ii) Dimensional Fund Advisors LP, DFA Australia Limited, Dimensional Fund Advisors Ltd. and Dimensional Fund Advisors Canada ULC; and (iii) DFA Securities LLC (the "DISTRIBUTOR").

A "DIMENSIONAL MANAGED FUND" means any series/portfolio of the US Mutual Funds or any other fund advised by or sub-advised by any of the Advisors. A complete list may be found at https://be.dimensional.com.

The "ETHICS COMMITTEE" means each Ethics Committee appointed by the directors/trustees of each of the Employers. The Ethics Committee consists of the following officers of Dimensional Fund Advisors LP: Co-Chief Executive Officers, General Counsel, Head of Portfolio Management and Trading and the Chief Compliance Officer.

 "OUTSIDE DIRECTOR" means a director of any Advisor who is not considered to be an "interested person" of the Advisor within the meaning of Section 2(a)(19)(B) of the 1940 Act, provided that a director shall not be considered interested for purposes of this Code by virtue of being a director or knowingly having a

-----------------------------
1 For Access Persons of the U.S. Employers. For Access Persons of the U.K. Employer, Covered Securities shall exclude direct obligations of the Government of the United Kingdom. For Access Persons of the Australian Employer, Covered Securities shall exclude direct obligations of the Commonwealth Government of Australia. For Access Persons of the Canadian Employer, Covered Securities shall exclude direct obligations of the Government of Canada.

2 For Access Persons of the U.S. and Canadian Employers. For Access Persons of the U.K. and Australian Employers, Covered Securities shall exclude unlisted unit trusts registered under the local scheme.


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direct or indirect beneficial interest in the securities of the Advisor if such ownership interest does not exceed five percent (5%) of the outstanding voting securities of such Advisor.

A "SECURITY HELD OR TO BE ACQUIRED" means any Covered Security which, within the most recent 15 days, is or has been held by the US Mutual Funds or other advisory clients of the Advisors, or is being or has been considered by the US Mutual Funds or the Advisors for purchase by the US Mutual Funds or other advisory clients of the Advisors, and any option to purchase or sell, and any security convertible into or exchangeable for, any such Covered Security.

A "SUPERVISED PERSON" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an Advisor, or other person who provides (i) investment advice on behalf of an Advisor and (ii) is subject to the supervision and control of the Advisor with respect to activities that are subject to the Advisers Act or the 1940 Act.(3)

"SEC RULES" means Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

--------------------------------
3 For example, independent solicitors or consultants who do not provide investment advice to clients on behalf of an Advisor are not Supervised Persons.


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